Exhibit 10.2

FIRST AGREEMENT AND RELEASE OF CLAIMS

This First Agreement and Release (“First Agreement”) provided to Employee on July 28, 2014 is entered into between Baxter International Inc., and its current and future subsidiaries and affiliates (“the Company”) and Jean-Luc Butel (“Employee”) arising out of Employee’s employment with, and separation from, Baxter International Inc. It is effective as of the date Employee signs this First Agreement, subject to the expiration of any applicable revocation period.

1. Separation Date: Employee’s employment with the Company will end not earlier than March 15, 2015 and not later than July 1, 2015, with the termination date within this range as determined by the Company (the “Separation Date”). Up through and including the Separation Date, Employee shall perform his duties, as requested, including providing necessary leadership and support in connection with the split of the Company as announced on March 27, 2014. If the Company determines that it will not need Employee to report to the office regularly prior to the Separation Date, the Company will so inform Employee. Employee, however, shall remain available to perform any periodic work, as necessary, through that Separation Date. Employee expressly understands and agrees that in order to obtain the pay and benefits set forth herein and in the Second Agreement (as defined below), Employee shall not work for any other entity (whether as an employee, consultant, or contractor, or in any other capacity) prior to his Separation Date, unless prior written consent is provided by the Chief Executive Officer. If Employee works elsewhere prior to his Separation Date and without such written consent, his Separation Date shall be accelerated to the first day of any such work (the “First Day”) and Employee shall not be entitled to any of the pay or benefits set forth herein or in the Second Agreement to be provided on or after such First Day. Employee expressly understands that if, without the prior written consent of the Chief Executive Officer, he were to work elsewhere prior to March 2015, he would not be eligible to remain on Company payroll and would not be entitled to any equity that may vest in March 2015.

2. Payment for Work Performed: Employee will be paid up through and including the Separation Date for all work performed on regularly scheduled pay dates at his current base salary ($790,000) less all appropriate withholdings and shall remain eligible for all Company benefits (e.g., medical, dental, etc.) through the Separation Date. Employee agrees that he is entitled to no other payments arising out of his employment with, or separation from, the Company unless otherwise expressly set forth in this First Agreement or the Second Agreement. Employee specifically understands and agrees that he shall not be eligible to participate in the Company’s Long Term Incentive Plan for 2015 and shall not accrue any 2015 vacation.

3. Future Contingent Offer: If Employee: (i) remains employed through the Separation Date, and (ii) signs this First Agreement, he also will be eligible for additional pay and benefits as documented in the Second Agreement provided, however, that Employee shall be required to sign a Second Agreement and Release at the time of his Separation Date (the “Second Agreement”) . The Second Agreement is provided to Employee contemporaneously herewith for consideration but may not be executed until the actual Separation Date. The Second Agreement shall be rescinded and null and void should Employee elect not to sign this First Agreement or elect not to remain employed through the Separation Date.

4. General Benefits Information: Employee understands and agrees that:

a. he shall receive information from the Baxter Employee Benefits Center (“BEBC”) (telephone number 1-877-BAX-HR4U) regarding the ability to continue medical benefits, if any;

b. his future participation, if any, in the Company’s Employee Stock Purchase Plan ceases on the Separation Date. Further information may be obtained by calling the HR Center at 1-877-BAX-HR4U;

c. his vested, accrued benefits in the Pension Plan, the Incentive Investment Plan, and any other applicable benefit plans and policies, if any, will be administered in accordance with the terms of those plans;

d. his stock options, if any, will be allowed to vest or forfeit according to their terms and based on Employee’s Separation Date. Further information may be obtained by contacting eTRADE through the 1-877-BAX-HR4U line; and

e. to preserve any rights and/or to make various elections under the Company’s Flexible Benefits Program and Pension Plan, he must complete any and all requisite forms sent by BEBC. Elections under the Incentive Investment Plan must be made by calling ING through the 1-877-BAX-HR4U line.

Employee further understands and agrees that the Company is not providing, and does not intend to provide, any legal advice concerning Employee’s benefits or continuation thereof.

5. Company’s Promises: In exchange for Employee’s promises set forth herein, the Company agrees:

a. to allow Employee to remain employed through the Separation Date, which shall allow Employee to continue to receive pay and benefits through that date, including vesting in certain equity in March 2015;

b. that Employee shall remain eligible to receive Employee’s 2014 Management Incentive Compensation Plan (“MICP Plan”) target bonus less all appropriate withholdings. Payout, including date thereof, shall be subject to the Company’s financial performance and terms and conditions of the MICP Plan;

c. that Employee shall be eligible for outplacement assistance at a Company approved outplacement vendor for a total of up to twelve (12) months, or until Employee finds alternative employment, whichever occurs first; provided however, that Employee must initiate outplacement assistance on or before July 1, 2015 or he will forfeit such assistance; and

d. to not contest any claim for unemployment compensation filed in the State of Illinois arising out of Employee’s termination on the Separation Date.

6. Value of Consideration Provided: Employee acknowledges that the payments and benefits set forth in Paragraph 5 are of value and exceed any amount to which he is otherwise entitled.

7. Employee’s Promises: In exchange for the payments and benefits provided in Paragraph 5, Employee (including Employee’s heirs, assigns, executors, administrators and anyone claiming for or on Employee’s behalf) promises and agrees:

a. to release and waive Employee’s right to assert, raise, file, or participate as a class member in any claims against the Company or other Released Parties which have arisen up to and including the date of this First Agreement. (“Released Parties” means the Company and its parents, subsidiaries, affiliates, and assigns, plus all of its and their executives, officers, directors, attorneys, employees, agents, and employee benefit plans, plus related companies.) This waiver and release includes but is not limited to: (i) any and all claims alleging unlawful discrimination, harassment, or retaliation based on race, sex, color, religion, national origin, sexual orientation, age, veteran or military status, disability or any other protected category under federal, state or local laws, including but not limited to any claims under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act; (ii) any and all other tort or contract claims whether seeking compensatory, punitive, legal or equitable damages, attorneys’ fees and/or costs of any kind, including, but not limited to, claims for wrongful or retaliatory discharge, breach of contract or public policy, defamation, libel, slander, invasion or breach of privacy, intentional and/or negligent infliction of emotional distress, “whistleblower” retaliation claims, or personal injury; and (iii) any other claim whatsoever up through and including the date Employee signs this First Agreement and whether currently known or unknown unless a waiver and release of such claim is expressly prohibited by law (collectively the “Waived and Released Claims”). This means Employee is voluntarily giving up the right to assert, raise, or file any of the Waived and Released Claims against the Company and that the Company shall have an affirmative defense to any such claim, if asserted, raised or filed;

b. to not accept any money as a result of his filing of any charge against the Company with any federal, state, or administrative agency and to not accept any money as a result of any third party filing of any such charge against the Company;

c. to “covenant not to sue” the Company (or any other Released Party) for, or based on, any Waived and Released Claim set forth in section “a” of this Paragraph. The covenant not to sue is different from and in addition to the waiver and release set forth in section “a” of this Paragraph. The covenant means Employee is promising not to file a lawsuit in any forum (by way of example, in court or arbitration) concerning any of the Waived and Released Claims. However, this covenant not to sue does not apply to a lawsuit to enforce the terms of this First Agreement or the Employee’s rights to indemnification as described in section “b” of Paragraph 9 below. This covenant not to sue also does not apply to a lawsuit to challenge the validity of this First Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act. If Employee sues in violation of this covenant not to sue, Employee will be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Employee sues the Released Party in violation of this covenant not to sue, the Company can require Employee to return all but $500 of the money and other benefits paid to Employee pursuant to this First

Agreement. In that event, the Company shall be excused from making any payments or continuing any benefits otherwise owed to Employee under this First Agreement. The $500 shall serve as consideration for enforcement of all provisions of this First Agreement, which shall remain in effect and enforceable to the extent permitted by law;

d. other than in the proper course of his duties for the Company, to not disclose, use, or share any confidential, non-public information of the Company that Employee acquired during the course of his employment with the Company with/to any third party without the prior written consent of the General Counsel of the Company;

e. to honor and continue to abide by the obligations set forth in Employee’s Employment Agreement with the Company, which agreement is dated December 2, 2011 and incorporated herein by reference; provided, however, that to the extent any provision herein is deemed to conflict with the terms of Employee’s Employment Agreement, the provisions herein shall control and be given full force and effect;

f. that the Company has a protected interest in the goodwill of its employees and that the Company may be significantly and irreparably harmed by the departure of personnel, or key personnel, due to any solicitation by Employee or on Employee’s behalf. As a result, Employee promises and agrees that up through and including his Separation Date and through July 1, 2016, Employee: (i) shall not hire or solicit, or attempt to solicit, or encourage any Company employee to leave the Company’s employ; and (ii) shall not assist any third party in hiring or soliciting or encouraging any Company employee to leave the Company’s employ or become employed elsewhere. This restriction specifically shall include, but not be limited to, providing information about any current Company employee (e.g., name, contact information, skills, experience) to any recruiter, retained search firm, or any other third-party or person or entity for purposes of hiring that employee or soliciting or encouraging that employee to leave the Company or to be recruited or employed elsewhere;

g. that the Company has a protected interest in the goodwill of its confidential and proprietary information and competitive advantage. Employee understands and agrees that given Employee’s role as the Company’s CVP, President-International, Employee possesses significant knowledge and information concerning, inter alia, the Company’s processes, financial, marketing and sales plans, short and long term strategies, key personnel, finances, and research and development for each business unit (Medication Delivery and BioScience) both within the United States and internationally. As a result, Employee understands and agrees that disclosure of any confidential and proprietary information will cause the Company significant and irreparable harm. Employee further understands and agrees that, through July 1, 2016, he will not, directly or indirectly, be employed by, associated with, or in any manner connected with, or render services, advice, or encouragement to, any person or group offering, proposing (whether publicly or otherwise), seeking to enter into, entering into, or otherwise being involved in, any merger, proxy solicitation, tender offer, acquisition of Company assets or securities, business combination, recapitalization, restructuring, or other extraordinary transaction relating to all or part of the Company, nor shall Employee enter into any discussions, negotiations, arrangements, or understandings with respect to the foregoing with any person or group other than the Company. Employee further promises and agrees that up through his Separation Date and through July 1, 2016, Employee shall not be employed (whether as an employee, owner, officer, principal, director, advisor, consultant or contractor or in any other capacity) at any of the Competitive Entities set forth on Exhibit A and incorporated herein by reference, which are known and direct competitors of the Company, provided, however, that if Employee so requests, the Company may provide a waiver of this provision. To be effective, any such waiver must be in writing and signed by the Chief Executive Officer of the Company;

h. up through his Separation Date and through July 1, 2016, to not accept any Board appointment at any of the entities set forth on Exhibit A without prior written approval of the Chief Executive Officer of the Company;

i. to cooperate as reasonably necessary in any ongoing litigation, claim, investigation, or subpoena involving or relating to the Company for which Employee may, due to his prior employment with the Company, have knowledge. This shall include Employee being available to meet with the Company’s legal representatives and appearing to testify as a witness in administrative or court proceedings or in depositions provided that the Company shall make reasonable efforts to schedule any such meetings or appearances at mutually agreeable times and locations. Employee also agrees not to speak to any third-party in connection with any threatened or filed litigation, claim, investigation or subpoena without first getting the express written consent of Baxter’s General Counsel, unless otherwise required by law. Employee also agrees that he will, within forty-eight (48) hours of receipt of any such request, pleading, or subpoena, notify the General Counsel to allow the Company to assert any and all available legal defenses;

j. to remain available to answer questions or provide information concerning his past employment or duties as reasonably necessary;

k. not to defame, disparage, libel or slander the Company or any of the Released Parties; and

l. to keep the terms of all agreements between Employee and the Company confidential except that Employee may disclose the terms to his spouse or domestic partner and financial or legal advisors, as necessary, provided that such persons are advised of and agree to maintain the confidentiality of these agreements.

8. Additional Limitations on Employee’s Promises:

a. This First Agreement does not in any way: (i) limit or proscribe Employee’s non-waivable right to file a charge with the EEOC or to cross file such a charge with a state agency (or to file a charge with another administrative agency, if, and only if, such proscription is expressly prohibited by law); (ii) require Employee to dismiss any pending charge(s) with the EEOC or cross-filed state agency charge(s) (or to dismiss a charge filed with another agency, if, and only if, such required dismissal is expressly prohibited by law); (iii) limit or proscribe Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC (or to participate or cooperate with another federal or state agency, if, and only if, such proscription is expressly prohibited by law); (iv) apply to any claim arising out of conduct occurring after the date this First Agreement is signed; and (v) limit or proscribe Employee’s right to file a claim to enforce the terms of this First Agreement.

b. Nothing in this First Agreement will be deemed a diminution of the Company’s indemnification obligation to Employee nor a waiver by Employee of any right to indemnification from the Company or his ability to enforce such right.

9. Employee Representations Concerning Company Conduct: Unless expressly stated herein, Employee is not aware of any actions by the Company or any of the Released Parties up through and including the Separation Date that evidence: (i) any inappropriate, discriminatory, unlawful, unethical, or retaliatory conduct of any kind whatsoever (“Inappropriate Conduct”) against Employee or any other third person or entity, (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct, or (iii) any failure by himself or the Company to comply with any applicable laws, statutes, rules, or regulations whether under federal, state, or local law.

10. Miscellaneous Terms:

a. This First Agreement:

(i) may be executed in multiple counterparts, each part constituting an original. A facsimile shall constitute an original copy;

(ii) shall not be construed as an admission of wrongdoing on the part of the Company, Employee, or the Released Parties;

(iii) if found to be unenforceable, in whole or in part, shall be modified so as to give full effect to the parties’ intentions or, if not possible, the unenforceable provision excised from the First Agreement with each and every remaining portion of the First Agreement remaining in full force and effect; and

(iv) shall supersede any prior oral or written communications concerning the subject matter or terms of this First Agreement.

b. This First Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, or otherwise) to all or a substantial portion of its business and/or assets, expressly to assume and agree to perform this First Agreement in the same manner and to the same extent that the Company would be required to perform this First Agreement if no such succession had taken place.

11. Death or Disability:

a. Upon Employee’s death or disability (as such term is defined under the Company’s Long Term Disability Plan) on or prior to the Separation Date, then:

(i) the Company shall provide Employee or his Beneficiary with his base pay and benefits through the date of his death or disability and if Employee has worked through at least July 1, 2014, he or his Beneficiary shall be eligible to receive a pro rata portion of his 2014 MICP bonus pursuant to Paragraph 5b above;

(ii) Upon Employee signing the Second Agreement, or the Beneficiary signing an agreement substantially similar to the Second Agreement and such document becoming irrevocable, which agreement shall, inter alia, include the same release of claims against the Company, the Company shall provide Employee or his Beneficiary the pay and benefits set forth in Paragraph 3a of the Second Agreement and if Employee has actively worked through July 1, 2015 before his death or disability, Employee or his Beneficiary shall be eligible for a pro rata portion of Employee’s 2015 MICP bonus as set forth in Paragraph 3b of the Second Agreement; and

(iii) Employee’s outstanding equity awards will be treated per the terms governing such awards.

b. “Beneficiary” shall mean the beneficiary designated by Employee in Company’s applicable beneficiary form on file at time of Employee’s death or disability. If no form is on file, Beneficiary shall be Employee’s estate. Employee may contact the BEBC (877.BAXHR4U) for information or to update or change any beneficiary.

12. Internal Revenue Code Section 409A:

a. It is intended that all payments under this First Agreement and the Second Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). Accordingly, this First Agreement and the Second Agreement shall be interpreted consistent with such intent.

b. If any payments provided to Employee by this First Agreement or the Second Agreement are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments:

(i) For payments triggered by termination of employment, reference to Employee’s “termination of employment” (and corollary terms) shall be construed to refer to Employee’s “separation from service” (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) in tandem with the termination of his employment with the Company.

(ii) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii) If Employee is deemed on the date of his “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Internal Revenue Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Employee’s “separation from service” and (ii) the date of his death. Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein.

(iv) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v) If Employee is to receive any payment or benefit that is contingent upon Employee’s termination of employment and providing a release of claims of the Company, and if the 60-day period following Employee’s termination date begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any such payments or benefits that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump-sum during the portion of the Crossover 60-Day Period that falls within the second year.

c. If an amendment of this First Agreement or the Second Agreement is necessary in order for it to comply with Section 409A, Employee and the Company agree to negotiate in good faith to amend the applicable agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

d. Notwithstanding the foregoing, in no event shall the Company have any obligation to indemnify or otherwise compensate the Employee for any additional tax or adverse tax consequence resulting from the application of Code Section 409A.

13. Employee’s Acknowledgement and Agreement: Employee understands, acknowledges and agrees that he has:

a. carefully read and fully understands the First Agreement and is signing this First Agreement knowingly and voluntarily and without duress or coercion;

b. been advised by this First Agreement, in writing, to consult with an attorney, at his own expense, prior to executing this First Agreement;

c. been given a full twenty-one (21) days within which to consider the First Agreement before signing it; and

d. seven (7) days following execution of this First Agreement to revoke his acceptance of this First Agreement by delivering a written notice of revocation to Jeanne Mason, “Corporate Vice President, Human Resources, Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015.” Employee understands that if he does not sign this First Agreement by the time allotted and/or revokes acceptance of this First Agreement within this revocation period, he is not entitled to the payment and promises set forth herein and the Second Agreement and Release shall be null and void.

THIS FIRST AGREEMENT MUST BE SIGNED BY EMPLOYEE AND RETURNED TO JEANNE MASON BY AUGUST 18, 2014.

/s/ Jean-Luc Butel
Employee

July 29, 2014
Employee’s Date of Execution

/s/ Jeanne K. Mason
Authorized Company Representative

July 29, 2014
Company’s Date of Execution

EXHIBIT A

“Competitive Entity(ies),” shall include each of the following entities, including its parents, subsidiaries, affiliates, successors and assigns:

Abbott Laboratories

AbbVie Inc.

B. Braun Melsungen AG

Bayer AG

Biogen Idec

CSL Limited

Davita Inc.

Fresenius Medical Care AG & Co. KGaA

Griffols Inc.

Halozyme, Inc.

Hospira, Inc.

Johnson & Johnson

Nikkiso Inc.

NovoNordisk A/S

Octapharma AG

Talecris Biotherapeutics Holdings Corp.

Competitive entities shall also include any other entity that is engaged in the research and development, sale, or marketing of plasma recombinants, hospital products, or renal therapies to the extent that such entity directly competes, or is planning to compete, with the Company’s plasma recombinants, hospital products or renal therapies.